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Exhibit 12

Eaton Corporation
Quarterly Report on Form 10-Q
First Quarter 2004
Ratio of Earnings to Fixed Charges

                               Three months
                                  ended             Year ended December 31
                                 Mar. 31,   -------------------------------------
                                   2004     2003   2002    2001    2000      1999
                                   ----     ----   ----    ----    ----      ----
Income from continuing
operations before income taxes    $ 173    $ 508  $ 399   $ 278   $ 552   $   943

Adjustments
-----------

Minority interests in
  consolidated subsidiaries           3       12     14       8       8         2
Income of equity investees           (1)      (3)    (1)      -      (1)       (1)
Interest expensed                    22       93    110     149     182       159
Amortization of debt issue
  costs                               -        2      2       1       1         -
Estimated portion of rent
  expense representing
  interest                           10       38     34      38      39        36
Amortization of capitalized
  interest                            4       13     13      13      10         8
Distributed income of equity
  investees                           1        -      -       -       1         -
                                  -----    -----  -----   -----   -----   -------
Adjusted income from continuing
operations before income taxes    $ 212    $ 663  $ 571   $ 487   $ 792   $ 1,147
                                  =====    =====  =====   =====   =====   =======
Fixed charges
-------------

Interest expensed                 $  22    $  93  $ 110   $ 149   $ 182   $   159
Interest capitalized                  2        7      8      12      22        21
Amortization of debt issue costs      -        2      2       1       1         -
Estimated portion of rent
  expense representing interest      10       38     34      38      39        36
                                  -----    -----  -----   -----   -----   -------
Total fixed charges               $  34    $ 140  $ 154   $ 200   $ 244   $   216
                                  =====    =====  =====   =====   =====   =======
Ratio of earnings to fixed
  charges                          6.24     4.73   3.71    2.44    3.25      5.31

Income from continuing operations before income taxes for years before 2002 includes amortization expense related to goodwill and other intangible assets. Upon adoption of Statement of Financial Accounting Standard No. 142 on January 1, 2002 Eaton ceased amortization of goodwill and indefinite life intangible assets.

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